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Exhibit 21

Subsidiary	Jurisdiction of Organization
Superior TeleCom Inc.	Delaware
Superior Trust I	Delaware
Superior Telecommunications Inc.	Delaware
Superior Cable Corporation	Ontario
Essex International Inc.	Delaware
Essex Group, Inc.	Delaware
Essex Group, Inc.	Michigan
Essex Services, Inc.	Delaware
FEMCO Magnet Wire Corporation (50%)	Indiana
Diamond Wire & Cable Co.	Illinois
Essex Technology, Inc.	Delaware
Essex International Limited.	U.K.
Temple Electrical Company Limited	U.K.
Essex Pension Trustees Limited.	U.K.
Essex Group Export, Inc.	Barbados
Essex Canada Inc.	Delaware
Active Industries Inc.	Delaware
Essex Funding Inc.	Delaware
Essex Group Mexico Inc.	Delaware
Essex Mexico Holdings, LLC.	Delaware
Essex Group Mexico, S.A. de C.V.	Mexico
Grupo Essex de Mexico, S. de R.L. de C.V.	Mexico
SuperiorEssex Realty Company	Delaware
Superior Telecommunications Realty Company	Delaware
IP Licensing LLC	Delaware
Essex Wire Corporation	Delaware

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  Exhibit 21